Exhibit 10.14

October 11, 2016

Dr. Jan Hillson

****

****

Dear Jan:

It is with great pleasure that I offer you employment at ChemoCentryx, Inc. (“ChemoCentryx” or the “Company”), on the terms set forth below. As you know, ChemoCentryx is a research-driven drug discovery and development company that is committed to the creation of novel therapeutics for inflammatory diseases and cancer, based on our specialized and deep expertise of the biology of chemoattractant systems in the body. ChemoCentryx offers a dynamic, vibrant, and progressive research environment with an emphasis on scientific excellence. Our goal, to make fundamental and meaningful contributions to human health, requires the personal commitment of every employee.

If you accept our offer, you will be employed with the Company as Senior Vice President of Drug Discovery, reporting directly to me, the President and CEO. You will work at our offices in Mountain View, California, subject to any required business travel.

The Company is prepared to offer a compensation package comprising the following components:

1)	A base salary at the initial rate of $380,000 per year (i.e., $31,667 per month), less standard payroll deductions and withholdings, to be paid on the Company’s normal payroll schedule.

2)

In addition to base salary, you will be eligible to earn an annual bonus of up to 35% of your base salary based on criteria that include, but are not limited to, the achievement of corporate and personal goals.

3)	A one-time relocation subsidy of $40,000.

4)	A monthly transitional housing subsidy of $2500 per month payable for the first 12 months of employment.

5)

An option to purchase 200,000 shares of the Company’s common stock at its fair market value as determined by the Board as of the date of grant (the “Option”) pursuant to the Company’s 2012 equity incentive plan (the “Plan”).

You will be eligible to participate in the Company’s standard employee benefits subject to the terms and conditions of the benefit plans and Company policies, which include the following: major medical, dental and vision insurance coverage; life insurance coverage; short-term and long-term disability insurance coverage; 40l(k) plan; a Flexible Spending Account option (FSA 125); Employee Stock Purchase Plan; paid holidays; and paid sick leave and vacation accrual. Please note that the long-term disability insurance coverage is mandatory, employee premiums are required, and the cost of such premiums are included in the base salary amount contained in this letter. Of course, the Company may modify your compensation and benefits from time to time at its discretion.

Some additional details of the components of the CCXI compensation package are as follows. Salary. As an exempt, salaried employee, you will be required to work the Company’s normal business hours, and additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation. Bonus. For annual bonus, in addition to achievement of corporate and personal goals, in order to be eligible to receive any bonus compensation, employees must receive a satisfactory or better overall rating on their performance evaluation for the bonus year, and must be employed in good standing (e.g. not subject to verbal counseling, any written warning, or a performance improvement plan) as of the date that the bonuses are paid. The annual bonus is payable at the discretion of the Company, and the Company will determine whether and to what extent the applicable corporate and personal goals and other bonus criteria have been achieved, and the amount of any earned bonus. You will be eligible for the 2016 bonus year on a pro-rated basis based on your start date. The Option grant will be governed in full by the terms and conditions of the Plan and your individual grant agreement, including the vesting schedule and requirements set forth therein. All other definitions and terms of your employment will be laid out fully in the Employment Agreement that will be sent to you for your examination, approval and execution after you have reviewed and accepted the general terms in this Offer Letter.

As a condition of your employment, you will be required to abide by the Company’s policies and procedures, including but not limited to the policies set forth in the Company’s Employee Handbook, as may be in effect from time to time. You will be required to sign an acknowledgement that you have read and will comply with the policies contained in the Employee Handbook. You also must read, sign and comply with the Company’s Employee Confidential Information and Inventions Assignment Agreement (the “Confidential Information Agreement”), attached hereto as Exhibit A.

In your work for the Company, you are expected not to make unauthorized use or disclosure of any confidential or proprietary information or materials, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality. By signing this letter, you represent that you are able to perform your job duties within these guidelines, and you are not in unauthorized possession of any confidential documents or other property of any former employer or other third party. You further represent that you have disclosed to the Company in writing any agreement you may have with any third party (e.g., a former employer) which may conflict with or limit your ability to perform your duties to the Company.

Although your employment may be for a specified period of time, and may contain termination and severance provisions, it is terminable at will. This means that you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying us. Likewise, the Company may terminate your employment at any time, with or without cause, and with or without advance notice, simply by notifying you.

To aid in the rapid and economical resolution of disputes that may arise between us, you and the Company agree that any and all disputes, claims, or demands in any way arising from or relating to this offer letter agreement, your employment with the Company, or the termination of your employment with the Company, including but not limited to any statutory claims, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then-applicable JAMS rules. You acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all JAMS’ arbitration fees. Nothing in this offer letter is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.

This letter, your Confidential Information Agreement, and the Employment Agreement form your complete and exclusive agreement with the Company concerning the subject matter hereof. The employment terms in this letter supersede any other representations or agreements made to you by any party, whether oral or written. The terms of this agreement cannot be changed (except with respect to those changes expressly reserved to the Company’s discretion in this letter) without a written agreement signed by you and a duly authorized officer of the Company. This agreement is to be governed by the laws of the state of California without reference to conflicts of law principles. In case any provision contained in this agreement shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this agreement, and such provision will be reformed, construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this agreement, no waiver of any right hereunder shall be effective unless it is in writing. For purposes of construction of this agreement, any ambiguity shall not be construed against either party as the drafter. This agreement may be executed in more than one counterpart, and signatures transmitted via facsimile or PDF shall be deemed equivalent to originals.

As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States. We have enclosed the required Federal I-9 Form with a list of acceptable documents for this purpose, so that you may complete the Form and bring it along with the necessary supporting documents on your first day of work.

Your employment at ChemoCentryx is contingent upon satisfactory completion of professional references and background checks. If you wish to accept employment at ChemoCentryx under the terms contained above, please sign and date this letter and the Confidential Information Agreement, and return them to me by 5:00 p.m. on Tuesday, October 18, 2016 or sooner. If we do not receive this fully signed letter and signed Confidential Information Agreement from you within this timeframe, the Company’s offer of employment will expire.

We look forward to you joining ChemoCentryx, Jan, and to productive and enjoyable work relationship.

Very best regards,

Thomas J. Schall, Ph.D.

President and Chief Executive Officer

Understood and Accepted:

/s/ Jan Hillson	17 Oct 2016
Jan Hillson, MD	Date

EXHIBITA

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

A-1

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by ChemoCentryx, Inc or its subsidiaries or affiliates (the “Company”), and the compensation paid to me now and during my employment with the Company, I agree to the terms of this Agreement as follows:

CONFIDENTIAL INFORMATION PROTECTIONS.

Nondisclosure; Recognition of Company’s Rights. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information (defined below), except as may be required in connection with my work for Company, or as expressly authorized in writing by an officer of Company. I will obtain such officer’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information. I hereby assign to Company any rights I have or may acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.

Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, techniques, methodologies, techniques, processes, assay systems, procedures, tests, formulations, gene sequences and loci, compounds, micro-organisms or other cell types, proteins, peptides, genetic and other biological material, computer programs, algorithms, software, reports, documentation, equipment, and devices; (b) information regarding products, services, plans for research and development, unpublished test results, clinical trials, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.

Third Party Information. I understand that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During and after the term of my employment, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, Third Party Information, except in connection with my work for Company or unless expressly authorized by an officer of Company in writing.

No Improper Use of Information of Prior Employers and Others. I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me in confidence or trust prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement. During my employment by Company, I will not improperly use or disclose any confidential information or trade secrets of any former employer or other third party, nor will I bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

INVENTIONS.

Inventions and Intellectual Property Rights. As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, methods, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other patentable or copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country.

Prior Inventions. I have disclosed on Exhibit A a complete list of all Inventions that (a) I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my employment by Company; (b) in which I have an ownership interest or which I have a license to use; and (c) I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are listed in Exhibit A,

I warrant that there are no Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (defined below) without Company’s prior written consent. If, in the course of my employment with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

Assignment of Company Inventions. Inventions assigned to the Company or to a third party as directed by the Company pursuant to the section titled “Government or Third Party” are referred to in this Agreement as “Company Inventions.” Subject to the section titled “Government or Third Party” and except for Inventions that I can prove qualify fully under the provisions of California Labor Code section 2870 and that I have set forth in Exhibit A, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company.

Obligation to Keep Company Informed. During the period of my employment and for one (1) year after my employment ends, I will promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by me, either alone or with others, including any that might be covered under California Labor Code section 2870, and (b) all patent applications filed by me or in which I am named as an inventor or co-inventor.

Government or Third Party. I agree that, as directed by the Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

Enforcement of Intellectual Property Rights and Assistance. During and after the period of my employment, I will assist Company in every proper way to obtain and enforce United States and foreign Intellectual Property Rights relating to Company Inventions in all countries. If the Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company.

RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Inventions made by me during the period of my employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.

ADDITIONAL ACTIVITIES. I agree that during the term of my employment by Company, I will not, without the Company’s express written consent, engage in any employment or business activity directly related to or competitive with the business in which the Company is now or becomes involved, or would otherwise conflict with my obligations to the Company. To protect the Company’s Intellectual Property Rights, and because of the position in the Company that I hold, I agree that during my employment with the Company whether full-time or part-time and for a period of one year after my last day of employment with the Company, I will not directly or indirectly, solicit, induce or encourage, or attempt to solicit, induce, or encourage or otherwise cause any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, independent contractor, or consultant to or for any other person or entity.

RETURN OF COMPANY PROPERTY. Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential

Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without further notice. Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.

NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise.

GENERAL PROVISIONS.

Governing Law and Venue. This Agreement and any action related thereto will be governed, controlled, interpreted and defined by and under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I hereby expressly consent to the personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will be unimpaired and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

Survival. This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor-in-interest or other assignee and be binding upon my heirs and legal representatives.

Employment. I agree and understand that nothing in this Agreement shall give me any right to continued employment by Company, and it will not interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.

Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of such change to the other party.

Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

Export. I agree not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United States, because such export could be in violation of the United States export laws or regulations.

Entire Agreement. The obligations pursuant to sections of this Agreement titled “Confidential Information Protections” and “Inventions” shall apply at any time during which I was previously employed, or am in the future employed by Company or, to the fullest extent permitted by law, to any time during which I was previously engaged, or am in the future engaged, by Company as an independent contractor, if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and an officer of the Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(Signatures on the following page)

This Agreement shall be effective as of the first day of my employment with Company.

EMPLOYEE:	CHEMOCENTRYX, INC.:

I HAVE READ, UNDERSTAND, AND ACCEPT THIS AGREEMENT AND HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS IT WITH INDEPENDENT LEGAL COUNSEL	ACCEPTED AND AGREED:
/s/ Jan Hillson (Signature)	(Signature)

By: Jan Hillson, MD	By:

Title:	Title:

Date: 16 Oct 2016	Date:

Address: **** ****	Address:

EXHIBIT A

INVENTIONS

1.         Prior Inventions Disclosure. The following is a complete list of all Prior Inventions (as provided in Section 2.2 of the attached Employee Confidential Information and Inventions Assignment Agreement, defined herein as the “Agreement”):

☒	None

☐	See immediately below:

☐	Additional sheets attached.

2.         Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below and the proprietary rights and obligations with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐ Additional sheets attached.

3.         Limited Exclusion Notification.

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

a.         Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or

b.         Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.